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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lam Research Corporation for the registration of $310,000,000 of 5% convertible subordinated notes due 2002 and up to 3,531,958 shares of Common Stock, and to the incorporation by reference therein of our report dated August 26, 1997, with respect to the consolidated financial statements of Lam Research Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended June 30, 1997, and our report dated August 26, 1997, with respect to the supplemental consolidated financial statements and schedule of Lam Research Corporation included herein.

                                          /s/  ERNST & YOUNG LLP

San Jose, California
October 28, 1997